Exhibit 99.2

DYNAMIC OFFSHORE RESOURCES, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,468	$58,696
Accounts receivable—third parties	81,559	92,635
Accounts receivable—affiliates	10	4
Derivative assets	22,967	44,471
Current portion of notes receivable—abandonments	4,097	3,843
Other current assets	17,431	21,834

Total current assets	174,532	221,483

Property and equipment:
Oil and gas properties, successful efforts method	1,755,808	1,728,289
Other property and equipment	4,370	4,073
Accumulated depreciation, depletion and amortization	(578,060)	(532,951)

Property and equipment, net	1,182,118	1,199,411
Long-term derivative assets	3,020	9,953
Notes receivable—abandonments	17,108	17,108
Other assets	14,029	15,814

Total assets	$1,390,807	$1,463,769

Liabilities and Member’s Capital
Current liabilities:
Accounts payable—third parties	$64,758	$65,488
Accounts payable—affiliates	—	601
Current portion of asset retirement obligations	74,433	51,133
Other current liabilities	71,736	83,952

Total current liabilities	210,927	201,174

Long-term debt	345,000	365,000
Asset retirement obligations	295,637	326,483
Deferred income taxes	42,561	43,481
Other long-term liabilities	9,525	8,544

Total liabilities	903,650	944,682

Commitments and contingencies (see Note 13)
Member’s capital	487,157	519,087

Total liabilities and member’s capital	$1,390,807	$1,463,769

DYNAMIC OFFSHORE RESOURCES, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Oil and gas revenues	$143,792	$96,177
Other operating revenues	2,874	4,045

	146,666	100,222

Operating expenses:
Lease operating expense	37,814	25,252
Exploration expense	2,222	6,183
Depreciation, depletion and amortization	45,109	26,579
General and administrative expense	7,511	6,027
Other operating expense	21,463	12,973

	114,119	77,014

Income from operations	32,547	23,208

Other expense:
Interest expense, net	(2,960)	(2,163)
Commodity derivative expense	(33,838)	(37,504)
Other	(2,099)	—

Loss before income taxes	(6,350)	(16,459)
Income tax benefit	920	458

Net loss	(5,430)	(16,001)
Less: Net income attributable to noncontrolling interests	—	467

Net loss attributable to Dynamic Offshore Resources, LLC	$(5,430)	$(16,468)

See notes to consolidated financial statements

DYNAMIC OFFSHORE RESOURCES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(5,430)	$(16,001)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization in interest expense, net	261	233
Accretion of asset retirement obligations	4,015	2,891
Depreciation, depletion and amortization	45,109	26,579
Commodity derivative expense	33,838	37,504
Deferred income tax benefit	(920)	(458)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and other assets	11,605	(2,922)
Accounts payable and other liabilities	(32,043)	(4,658)

Net cash provided by operating activities	56,435	43,168

Cash flows from investing activities:
Additions to property and equipment	(20,787)	(20,751)
Acquisitions, net of cash acquired	(4,542)	(14,881)
Derivative settlements	5,166	(760)
Proceeds from asset sales	—	—

Net cash used in investing activities	(20,163)	(36,392)

Cash flows from financing activities:
Repayments of revolving credit facility	(20,000)	(20,000)
Contributions from member	—	524
Distributions to member	(26,500)	—
Acquisition of noncontrolling interest in DBH, LLC	—	(1,380)

Net cash used in financing activities	(46,500)	(20,856)

Net decrease in cash and cash equivalents	(10,228)	(14,080)
Cash and cash equivalents, beginning of period	58,696	75,162

Cash and cash equivalents, end of period	$48,468	$61,082

See notes to consolidated financial statements

DYNAMIC OFFSHORE RESOURCES, LLC

CONSOLIDATED STATEMENT OF MEMBER’S CAPITAL

(In thousands)

(Unaudited)

Balance, December 31, 2011	$519,087
Distributions	(26,500)
Net loss	(5,430)

Balance, March 31, 2012	$487,157

See notes to consolidated financial statements

Dynamic Offshore Resources, LLC

Notes to Consolidated Financial Statements

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1—Organization and Basis of Presentation

Dynamic Offshore Resources, LLC (“DOR”) is a Delaware limited liability company wholly owned by Dynamic Offshore Holding, LP (“DOH”), a Delaware limited partnership. DOR was organized on September 17, 2007 for the purpose of acquiring and developing oil and gas properties. As a limited liability company, DOR is solely responsible for the debts, obligations and liabilities of the Company and no member or manager of the Company is obligated personally for any such debt, obligation or liability of the Company. Unless the context requires otherwise, references to “we”, “us”, “our”, or “the Company” are intended to mean the consolidated business and operations of DOR.

Basis of Presentation. These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. The unaudited consolidated financial statements for the three months ended March 31, 2012 and 2011 include all adjustments, both normal and recurring, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. All significant intercompany balances and transactions have been eliminated in consolidation. Our financial results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2012. These unaudited consolidated financial statements and other information included in this interim report should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2011.

In preparing the accompanying consolidated financial statements, the Company has reviewed, as determined necessary by the Company’s management, events that have occurred after March 31, 2012, up until the issuance of the consolidated financial statements, which occurred on May 4, 2012.

Note 2—Significant Accounting Policies and Related Matters

The accounting policies followed by the Company are set forth in Note 2 of the Notes to Consolidated Financial Statements in our annual financial statements for the year ended December 31, 2011. There have been no significant changes to these policies during the three months ended March 31, 2012.

Note 3—Consolidated Financial Statements Information

The following table shows additional consolidated balance sheets information at the dates indicated:

	March 31, 2012	December 31, 2011
Accounts receivable from third parties
Operating revenues	$57,299	$70,231
Joint interest receivables	21,295	13,565
Derivative assets	70	2,590
Other	2,895	6,249

	$81,559	$92,635

Other current assets
Prepaid insurance	$3,530	$5,067
Prepaid royalties	10,438	10,782
Advances to operators	736	1,543
Deferred income taxes	2,571	2,571
Other	156	1,871

	$17,431	$21,834

Other assets
Natural gas imbalances receivable (1)	$9,243	$10,768
Debt issue costs, net	3,286	3,546
Restricted cash	1,500	1,500

	$14,029	$15,814

Other current liabilities
Accrued expenses	$51,498	$69,702
Derivative liabilities	20,238	14,250

	$71,736	$83,952

Other long-term liabilities
Natural gas imbalances payable (1)	$5,898	$5,919
Long-term derivative liabilities	3,627	2,625

	$9,525	$8,544

(1)	As of March 31, 2012 and December 31, 2011, natural gas imbalances receivable were 2,731 MMcf and 3,068 MMcf. Natural gas imbalances payable were 1,241 MMcf and 1,282 MMcf as of the same dates.

Other operating expense comprised the following for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Other operating expense
Insurance expense	$9,051	$9,501
Workover expense	6,963	564
Accretion expense	4,015	2,891
Casualty loss (gain), net	38	(161)
Loss on abandonments	1,307	178
Other	89	—

	$21,463	$12,973

Note 4—Property and Equipment

The components of property and equipment were as follows at the dates indicated:

	March 31, 2012	December 31, 2011
Proved oil and gas properties	$1,620,217	$1,592,698
Unproved oil and gas properties	135,591	135,591
Other property and equipment	4,370	4,073

	1,760,178	1,732,362
Accumulated depreciation, depletion and amortization	(578,060)	(532,951)

	$1,182,118	$1,199,411

Substantially all of the Company’s assets serve as collateral under its revolving credit agreement.

Note 5—Asset Retirement Obligations

The following table summarizes the activity for the Company’s asset retirement obligations for the three months ended March 31, 2012:

Beginning of period	$377,616
Liabilities acquired	1,528
Liabilities settled	(13,089)
Accretion expense	4,015

End of period	$370,070

Current portion	$74,433
Long-term portion	295,637

$370,070

Note 6—Notes Receivable

Notes receivable consist primarily of contractual obligations of sellers of oil and gas properties to reimburse the Company a specified amount following the abandonment of acquired properties. The Company invoices the seller specified amounts following the performance of decommissioning operations (abandonment and structure removal) in accordance with the applicable agreements with the seller. These receivables are recorded at present value, and the related discounts are amortized to interest income, based on the expected timing of the decommissioning.

Note 7—Noncontrolling Interests in Subsidiaries

The following is a reconciliation of our noncontrolling interests for the three months ended March 31, 2011:

Balance, December 31, 2010	$95,648
Acquisition of noncontrolling interests in subsidiaries	(88,561)
Net income	467

Balance, March 31, 2011	$7,554

During 2011, DOR acquired all the noncontrolling interests in its consolidated subsidiaries.

Note 8—Long-Term Debt

The Company had the following debt outstanding at the dates indicated:

	March 31, 2012	December 31, 2011
Revolving Credit Agreement, variable rate, due June 2015	$345,000	$365,000

Letters of credit issued	$—	$—

The Company’s management believes DOR was in compliance with its debt covenants as of March 31, 2012.

Note 9—Risk Management Activities

The Company’s principal market risks are its exposure to changes in commodity prices, particularly to the prices of oil and gas, nonperformance by the Company’s counterparties, and changes in interest rates.

The Company’s revenues are derived principally from the sale of oil and gas. The prices of oil and gas are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond the Company’s control. The Company monitors these risks and enters into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on the Company’s business.

The primary purpose of the Company’s commodity risk management activities is to hedge the Company’s exposure to commodity price risk and reduce fluctuations in the Company’s operating cash flows despite fluctuations in commodity prices. As of March 31, 2012, the Company has hedged the commodity price associated with a portion of its expected oil and gas sales volumes for the years 2012 through 2013 by entering into derivative financial instruments comprising swaps, basis swaps and collars. The percentages of the Company’s expected oil and gas that are hedged decrease over time.

With swaps, the Company receives an agreed upon fixed price for a specified notional quantity of oil or gas and the Company pays the hedge counterparty a floating price for that same quantity based upon published index prices. Since the Company receives from its oil and gas marketing counterparties a price based on the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged.

For basis swaps, the Company receives a fixed differential between two regional oil index prices and pays a floating differential on the same two index prices to the contract counterparty. Since the Company receives from its oil and gas marketing counterparties a price based on the same floating differential from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed differential in advance for the volumes hedged.

In order to avoid having a greater volume hedged than the Company’s actual oil and gas sales volumes, the Company typically limits its use of swaps and basis swaps to hedge the prices of less than the Company’s expected sales volumes.

In a typical collar transaction, if the floating price based on a market index is below the floor price in the derivative contract, the Company receives from the counterparty an amount equal to this difference multiplied by the specified volume. If the floating price exceeds the floor price and is less than the ceiling price, no payment is required by either party. If the floating price exceeds the ceiling price, the Company must pay the counterparty an amount equal to the difference multiplied by the specified volume. If the Company has less production than the volumes specified under the collar transaction when the floating price exceeds the ceiling price, the Company must make payments against which there is no offsetting revenues from production.

The Company’s commodity hedges may expose the Company to the risk of financial loss in certain circumstances. The Company’s hedging arrangements provide the Company protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which the Company has hedged, the Company will receive less revenue on the hedged volumes than in the absence of hedges.

Interest Rate Risk. The Company is exposed to changes in interest rates, primarily as a result of variable rate borrowings under its debt agreements. To the extent that interest rates increase, interest expense for the Company’s variable rate debt will also increase.

Credit Risk. The Company’s credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to the Company at the reporting date. At such times, these outstanding instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of the Company’s counterparties decline, the Company’s ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, the Company may sustain a loss and the Company’s cash receipts could be negatively impacted.

As of March 31, 2012, Deutsche Bank, an affiliate of RBS and Credit Suisse accounted for 61%, 37%, and 2% of the Company’s counterparty credit exposure related to commodity derivative instruments. These counterparties are major financial institutions possessing investment grade credit ratings, based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

The Company had commodity derivatives with the following terms outstanding as of March 31, 2012, none of which have been designated as cash-flow hedges:

	Year Ending December 31,
	2012	2013
Crude Oil
Swaps (Bbl)	1,188,000	1,250,000
Average price ($ per Bbl)	92.34	100.47

Collars (Bbl)	300,000	168,000
Average price ($ per Bbl)
Floor price (put)	82.90	80.00
Ceiling price (call)	108.27	102.50

LLS-WTI Differential Spread (Bbl)	1,495,000	—
Average price ($ per Bbl)	17.27	—

Natural Gas
Swaps (MMBtu)	2,385,000	—
Average price ($ per MMBtu)	6.12	—

Collars (MMBtu)	6,100,000	6,000,000
Average price ($ per MMBtu)
Floor price (put)	4.08	3.75
Ceiling price (call)	6.62	6.65

The following reflects the fair values of derivative instruments in the Company’s consolidated balance sheets as of the dates indicated:

	Asset Derivatives
	Balance Sheet Location	Fair Value as of
Derivatives not designated as hedging instruments under ASC 815		March 31, 2012	December 31, 2011

Commodity derivatives	Current assets	$22,967	$44,471
Commodity derivatives	Long-term assets	3,020	9,953

	Liability Derivatives
Derivatives not designated as hedging instruments under ASC 815	Balance Sheet Location	Fair Value as of
		March 31, 2012	December 31, 2011

Commodity derivatives	Current liabilities	$20,238	$14,250
Commodity derivatives	Long-term liabilities	3,627	2,625

See Note 10 for additional disclosures related to derivative instruments.

Note 10—Fair Value Measurements

Accounting standards pertaining to fair value measurements establish a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s derivative contracts are reported in its consolidated financial statements at fair value. These contracts consist of over-the-counter swaps and collars, which are not traded on a public exchange.

The fair values of swap contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. Therefore, the Company has categorized these swap contracts as Level 2.

For collars, the Company estimates the option value of the contract floors and ceilings using an option pricing model which takes into account market volatility, market prices and contract terms. Therefore, the Company has categorized its collars as Level 2.

The Company has consistently applied these valuation techniques and believes it has obtained the most accurate information available for the types of derivative contracts it holds.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities measured at fair value on a recurring basis as of the dates indicated:

As of March 31, 2012	Total	Level 1	Level 2	Level 3
Commodity derivative assets	$25,987	$—	$25,987	$—

Commodity derivative liabilities	$23,865	$—	$23,865	$—

As of December 31, 2011	Total	Level 1	Level 2	Level 3
Commodity derivative assets	$54,424	$—	$54,424	$—

Commodity derivative liabilities	$16,875	$—	$16,875	$—

These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Note 11—Related Party Transactions

Relationship with Superior

Superior owns a 10% interest in DOH and provides various field-level services to the Company. These transactions were recorded in the consolidated financial statements as follows:

	Three Months Ended March 31,
	2012	2011
Insurance receivable	$—	$7
Additions to property and equipment	5,016	1,532
Asset retirement obligations settled	3,977	974
Lease operating expense	299	583
Workover expense	775	437

	$10,067	$3,533

Relationship with DOH GP

The Company has no employees. Dynamic Offshore Holding GP, LLC (“DOH GP”), charges all of its employee costs to the Company, at cost, as part of the administrative services agreement between DOH GP and the Company. The Company allocates employee costs charged by DOH GP and other general and administrative costs, at cost, among its consolidated subsidiaries based on an agreed sharing percentage. For the three months ended March 31, 2012 and 2011, DOH GP charged DOR $5.1 million and $7.8 million under the agreement, which is included in the accompanying consolidated statements of operations as general and administrative expense and lease operating expense.

Affiliate receivables and payables were as follows as of the dates indicated:

	March 31, 2012	December 31, 2011
Receivable from DOH GP	$10	$4

Payable to SESI and its affiliates	$—	$601

Note 12—Supplemental Cash Flow Information

The following table provides supplemental cash flow information for the periods indicated:

	Three Months Ended March 31
	2012	2011
Non-cash:
Increase arising from purchase accounting:
Purchase of noncontrolling interest in DBH (see Note 7)	—	(87,181)

Note 13—Commitments and Contingencies

Operating Leases

During the three months ended March 31, 2012 and 2011, the Company paid $0.5 million and $0.4 million in rent under its operating leases. There has been no material change in the Company’s noncancellable commitments since December 31, 2011.

Legal Proceedings

From time to time, the Company may be involved in litigation arising out of the normal course of its business. In management’s opinion, the Company is not involved in any litigation, the outcome of which would have a material effect on its consolidated financial position, results of operations, or liquidity.

Note 14—Sale of the Company

On April 17, 2012, SandRidge Energy, Inc. acquired DOR for aggregate consideration of approximately $1.25 billion, consisting of $682 million in cash and 74 million shares of SandRidge common stock.